Exhibit 5.5

Opinion of Womble Bond Dickinson (US) LLP

February 27, 2020

A.M. Castle & Co.
1420 Kensington Court, Suite 220
Oak Brook, IL 60523

Re:          Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as special Michigan counsel to Total Plastics, Inc., a Michigan corporation (the “Company”), in connection with the preparation of the registration statement on Form S-4 (the “Registration Statement”) of A.M. Castle & Co., a Maryland corporation (“Parent”), under the Securities Act of 1933, as amended (the “1933 Act”), filed by Parent today with the Securities and Exchange Commission (the “Commission”). The Registration Statement relates to the proposed offer and sale by Parent of its 3.00% / 5.00% Convertible Senior Secured PIK Toggle Notes due 2024 (the “Notes”) in exchange for certain outstanding debt securities of Parent. The Notes are to be issued pursuant to an Indenture (the “Indenture”) to be entered into by and among Parent, the Company, the other guarantors party thereto and Wilmington Savings Fund Society, FSB, as trustee and as collateral agent.  The Notes will be guaranteed pursuant to Article 10 of the Indenture on a joint and several basis by the Company (such guarantee by the Company, the “Guarantee”) and certain other subsidiaries of Parent. This opinion is delivered to you pursuant to Item 21 of Form S-4 and Item 601(b)(5) of Regulation S-K of the Commission.

As the Company’s special Michigan counsel, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Company’s articles of incorporation and bylaws, each as amended to date, a good standing certificate regarding the Company issued by the Department of Licensing and Regulatory Affairs of the State of Michigan dated February 12, 2020 (the “Good Standing Certificate”) and minutes and records of the corporate proceedings of the Company relating to the filing of the Registration Statement, the issuance of the Notes and the Guarantee, as provided to us by the Company, certificates of public officials and of representatives of the Company, and statutes and other instruments and documents, including the form of Indenture, as a basis for the opinion hereinafter expressed.  In rendering this opinion, we have relied upon certificates of public officials and representatives of the Company with respect to the accuracy of the factual matters contained in such certificates.  In rendering our opinion set forth in Paragraph 1 below, we have relied solely upon the Good Standing Certificate.

In connection with such examination, we have assumed (a) the genuineness of all signatures and the legal capacity of all signatories; (b) the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as certified or photostatic copies; and (c) the proper issuance and accuracy of certificates of public officials and representatives of the Company.

Based on and subject to the foregoing, and having regard for such legal considerations as we deem relevant, it is our opinion that:

1.	The Company is a corporation in existence and in good standing under the laws of the State of Michigan.
2.	The Company has the corporate power to execute, deliver and perform its obligations under the Indenture, including the Guarantee contained therein.
3.	The Indenture, including the Guarantee contained therein, has been duly authorized by all necessary corporate action of the Company.
This opinion is limited to the laws of the State of Michigan, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

This opinion is rendered as of the date hereof, and we undertake no obligation to advise you of any changes in applicable law or any other matters that may come to our attention after the date hereof.

This opinion is furnished to you in connection with the filing of the Registration Statement and is not to be used, circulated, quoted or relied upon for any other purpose except that McDermott Will & Emery LLP and purchasers of the Notes offered pursuant to the Registration Statement may rely on this opinion to the same extent as if it were addressed to them.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to any reference to the name of our firm in the Registration Statement.  In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Womble Bond Dickinson (US) LLP

MJB
SBDB
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